Exhibit 15.1

                April 21, 1998
                McMoRan Oil & Gas Co.
                1615 Poydras St.
                New Orleans, LA 70112

                Gentlemen:

                We are aware that McMoRan Oil & Gas Co. Inc. has incorporated by reference in its Registration Statements (File Nos. 33-82866, 33-80369, 33-80371, and 333-44561)
                its Form 10-Q for the quarter ended March 31,1998, which includes our report dated April 21, 1998 covering the unaudited interim financial information contained there-in. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part
                of  the   registration statements prepared or certified
                by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                Very truly yours,

                /s/ Arthur Andersen LLP

                Arthur Andersen LLP